UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2014 (July 10, 2014)

NewLink Genetics Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-35342	42-1491350
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2503 South Loop Drive Ames, IA		50010
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (515) 296-5555

Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

Amendment to License Agreement Between Georgia Regents Research Institute and NewLink Genetics Corporation

On July 10, 2014, NewLink Genetics Corporation (the “Company”) and Georgia Regents Research Institute, Inc., formerly known as Georgia Health Sciences University Research Institute, Inc., which was formerly known as Medical College of Georgia Research Institute, Inc. (“GRRI”) entered into an amendment (the “Amendment”) to the License Agreement by and between GRRI and the Company, dated September 13, 2005 (the “Original GRRI Agreement”), as amended (the “GRRI Agreement”). Under the terms of the Amendment, certain provisions of the GRRI Agreement were amended, in part to clarify that the Company and its affiliates may consolidate the rights licensed under the GRRI Agreement solely in the Company or a single affiliate of the Company. The Amendment includes, without limitation, clarifications to provisions with respect to the royalties and any sublicensing fee payable by the Company or its affiliates to GRRI. The Company entered into the Amendment in connection with the Company’s sublicensing of certain intellectual property to its wholly-owned foreign subsidiary.

The foregoing description is qualified in its entirety by reference to (i) the Original GRRI Agreement, a copy of which was attached as Exhibit 10.46 to an amendment on Form S-1/A, filed with the Securities and Exchange Commission (the “SEC”) on November 8, 2011, to the Company’s registration statement on Form S-1, as amended (File No. 333-171300), which was declared effective by the SEC on November 10, 2011, (ii) each amendment to the Original GRRI Agreement previously filed with the SEC, and (iii) the Amendment, a copy of which will be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2014, portions of which will be subject to a FOIA Confidential Treatment Request to the SEC pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The omitted material will be included in the request for confidential treatment.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated:    July 15, 2014

NewLink Genetics Corporation

By:	/s/ Gordon H. Link, Jr.
Gordon H. Link, Jr.
Its:	Chief Financial Officer